Exhibit 10.11
Reply! Inc.
Summary of 2009 Annual Incentive Plans
1. General. The following is a summary of the bonus plans implemented by Reply! Inc. (the “Company”) for its executive officers for performance during the 2009 fiscal year. The bonus plans are administered by the Compensation Committee (the “Committee”) of the Board of Directors, which has the authority to designate participants, to interpret the plans and to implement additional rules thereunder as it deems necessary or appropriate. Bonuses earned for a period are accrued upon determination that they have been earned, but are not paid for such period until the Company’s monthly ending cash balance exceeds $500,000.
2. Target Bonus Plan. Under the target bonus plan, participants are eligible to earn a quarterly target amount based upon the Company’s achievement of its financial targets and the participant’s achievement of individual performance goals. Aggregate annual target amounts are computed as a percentage target rate of annual base salary. See the chart in Section 4 for additional information, including percentage target rates for each participant. For 2009, financial goals under the target bonus plan are based upon quarterly Adjusted EBITDA targets under the Company’s financial plan. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, stock based compensation, impairment of goodwill, charitable donations and adjusted for one-time items such as the disposal or sale of assets, year-end audit fees, or litigation gains or expenses. The 2009 quarterly targets are $1,001,000, $1,280,000, $1,435,000, and $1,333,000, respectively. Individual performance goals for participants vary from quarter to quarter. Bonuses are earned for a quarter only if both the financial and individual performance goals for that quarter are achieved.1 Bonuses are subject to downward adjustment from quarterly target amounts if some but not all individual performance goals are met (as determined by the CEO for participants other than himself, and by the compensation committee for the CEO).
3. Incremental Bonus Plan. Under the incremental bonus plan, participants (other than the CEO) are eligible to earn quarterly incremental amounts equal to a percentage of the amount by which Adjusted EBITDA for each quarter exceeds quarterly financial plan targets. See the chart in Section 4 for incremental target rates for each participant. Incremental bonuses are also subject to downward adjustment from incremental target amounts if some but not all individual performance goals are met, in the same proportion as any downward adjustment applied with respect to the target bonus for the same quarter. The CEO is eligible to earn an annual incremental target amount equal to 25% of the amount by which Adjusted EBITDA for the year exceeds the annual plan target, subject to the Company’s achievement of revenue for the year of the lesser of at least four times revenue for Q1 2009 or approximately $25.8 million.
4. Bonus Plan Rates.

	Target Bonus Plan
			Aggregate	Quarterly	Incremental
	Base	Percentage	Annual	Annual	Bonus Plan
	Salary	Target	Target	Target	Incremental
Name	($)	Rate	Amount ($)	Amount ($)	Target Rate
Payam Zamani	308,550	50%	154,275	38,569	25%
Sean Fox	208,000	30%	62,400	15,600	1.248%
Brian Bowman	220,000	30%	66,000	16,500	1.32%
W. Samuel Veazey	185,000	30%	55,500	13,875	1.11%
William Perrault	155,000	30%	46,500	11,625	0.93%

[1]	Mr. Bowman was paid a bonus equal to 1/3 of his quarterly target amount on a monthly basis, subject only to his achievement of individual performance goals.